Exhibit 3.1

Article II, Section 2.6 of the Bylaws

of

SED International Holdings, Inc., as amended

on September 21, 2012

SECTION 2.6. Meetings. The board of directors shall meet annually, without notice, immediately following and at the same place as the annual meeting of shareholders. Regular meetings of the board of directors or any committee may be held between annual meetings without notice at such time and at such place, within or without the State of Georgia, as from time to time shall be determined by the board. Meetings other than regular meetings may be called at any time by the president or the chairman of the board and must be called by the president or by the secretary or an assistant secretary upon the request of any director.

Notice of each meeting, other than a regular meeting (unless required by the board of directors), shall be given to each director in accordance with Article III, Section 3.1.

Article III, Section 3.1 of the Bylaws

of

SED International Holdings, Inc., as amended

on September 21, 2012

SECTION 3.1. Notice. Whenever, under the provisions of the articles of incorporation or of these bylaws or bylaw, notice is required to be given to any director or shareholder, it shall not be construed to require personal notice, but such notice may be given in writing, by mail, or by telegram, telex, facsimile or e-mail transmission and such notice shall be deemed to be effective, unless otherwise provided herein, when received, or when delivered, properly addressed, to the addressee’s last known principal place of business, residence or e-mail address, or five days after the same shall be deposited in the United States mail if mailed with first-class postage prepaid and correctly addressed or on the date shown on the return receipt, if sent by registered or certified mail, and the receipt is signed by or on behalf of the addressee. Notice to any director or shareholder may also be oral if oral notice is reasonable under the circumstances. If these forms of personal notice are impractical, notice may be communicated by a newspaper of general circulation in the area where published, or by radio, television, or other form of public broadcast communication.